Exhibit 99.1

PerkinElmer Announces Financial Results for the Third Quarter of 2011

  Revenue from continuing operations of $454 million, adjusted revenue of $464 million, reported growth of 8% and organic revenue growth of 4%
  Operating income of $34 million; Adjusted operating income from continuing operations of $66 million, up 45 basis points
  GAAP earnings per share from continuing operations of $0.24; Adjusted earnings per share of $0.41, up 32%

WALTHAM, Mass.--(BUSINESS WIRE)--November 3, 2011--PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today reported financial results for the third quarter ended October 2, 2011. The Company reported GAAP earnings per share from continuing operations of $0.24, as compared to $0.22 in the third quarter of 2010. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share of $0.41, exceeding the Company’s prior guidance of $0.37-$0.39, representing an increase of 32% as compared to the third quarter of 2010.

Revenue from continuing operations in the third quarter of 2011 was $453.7 million, up 8% as compared to the same period a year ago. Organic revenue, which includes the adjustments noted in the attached reconciliation, increased 4% as compared to the third quarter of 2010. Revenue from continuing operations in the Human and Environmental Health segments increased by 7% and 10%, respectively, as compared to the same period a year ago. Organic revenue, which includes the adjustments noted in the attached reconciliation, increased 2% in the Human Health segment and 6% in the Environmental Health segment compared to the third quarter of 2010.

“We are pleased with our performance in the third quarter as we delivered strong growth in revenue, adjusted earnings per share and cash flow. We continued to see good progress against our multi-year goal of expanding operating margins as our strong adjusted gross margins in the period enabled us to absorb growth investments in R&D and in our commercial capabilities while providing 45 basis points of adjusted operating margin expansion,” said Robert Friel, chairman and chief executive officer of PerkinElmer. “We are also seeing significant benefits from our recent acquisitions, as we successfully integrate key technologies in imaging and sample preparation as well as our enterprise-wide informatics offerings into our broad suite of Human and Environmental Health solutions. Additionally, we look forward to completing the acquisition of Caliper Life Sciences which will further strengthen our position in the growing area of personalized medicine.”

Operating income from continuing operations for the third quarter of 2011 was $34.2 million, as compared to $41.4 million for the same period a year ago. Adjusted operating income, which includes the adjustments noted in the attached reconciliation, increased by 45 basis points as a percentage of adjusted revenue to $65.7 million, as compared to $57.5 million in the third quarter of 2010.

Financial Overview by Reporting Segment

Human Health:

  Revenue from continuing operations of $207.4 million for the third quarter of 2011, as compared to $194.5 million for the third quarter of 2010.
  Operating income of $26.7 million, as compared to $25.0 million for the same period a year ago.
  Adjusted operating profit margin was 19.5% as a percentage of adjusted revenue, an increase of approximately 20 basis points as compared to the third quarter of 2010.

Environmental Health

  Revenue from continuing operations of $246.3 million for the third quarter of 2011, as compared to $224.6 million for the third quarter of 2010.
  Operating income of $13.6 million, as compared to $26.1 million for the same period a year ago.
  Adjusted operating profit margin was 12.2% as a percentage of adjusted revenue, a decrease of approximately 100 basis points as compared to the third quarter of 2010.

Financial Guidance

For the full year 2011, the Company forecasts organic revenue to increase in the mid single digit range relative to 2010. For the full year 2011, the Company forecasts GAAP earnings per share from continuing operations in the range of $0.94 to $0.96 and on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, adjusted earnings per share in the range of $1.66 to $1.68 as compared to the Company’s previously communicated guidance range of $1.64 to $1.68.

Conference Call Information

The Company will discuss its third quarter results and its outlook for business trends in a conference call on November 3, 2011 at 5:00 p.m. Eastern Time (ET). To access the call, please dial (857) 350-1598 prior to the scheduled conference call time and provide the access code 11823069. A playback of this conference call will be available beginning 8:00 p.m. ET, Thursday, November 3, 2011. The playback phone number is (617) 801-6888 and the code number is 72834168.

A live audio webcast of the call will be available on the Investor section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site for a two week period beginning approximately two hours after the call.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities and divestitures. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute the Caliper acquisition, or to successfully integrate Caliper into our existing business or to make it profitable; (5) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or successfully divest businesses; (6) our failure to adequately protect our intellectual property; (7) the loss of any of our licenses or licensed rights; (8) our ability to compete effectively; (9) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (10) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (11) disruptions in the supply of raw materials and supplies; (12) the manufacture and sale of products exposing us to product liability claims; (13) our failure to maintain compliance with applicable government regulations; (14) regulatory changes; (15) our failure to comply with healthcare industry regulations; (16) economic, political and other risks associated with foreign operations; (17) our ability to retain key personnel; (18) significant disruption in our information technology systems; (19) our ability to obtain future financing; (20) restrictions in our credit agreements; (21) our ability to realize the full value of our intangible assets; (22) significant fluctuations in our stock price; (23) reduction or elimination of dividends on our common stock; and (24) other factors which we describe under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010

Revenues	$453,740	$419,143	$1,381,095	$1,234,376

Cost of sales	254,193	233,360	772,322	684,074
Research and development expenses	30,234	23,814	84,716	69,797
Selling, general and administrative expenses	135,105	120,552	409,677	365,392
Restructuring and lease charges, net	-	-	3,340	9,833

Operating income from continuing operations	34,208	41,417	111,040	105,280

Interest income	(549)	(192)	(1,354)	(542)
Interest expense	4,449	4,185	12,578	11,937
Gain on step acquisition	-	-	-	(25,586)
Other expense	16	2,687	2,719	2,340

Income from continuing operations before income taxes	30,292	34,737	97,097	117,131

Provision for income taxes	3,591	8,192	16,603	23,771

Net income from continuing operations	26,701	26,545	80,494	93,360

Income from discontinued operations, before income taxes	-	4,217	-	21,676
Gain (loss) on disposition of discontinued operations, before income taxes	3,813	(495)	2,072	2,573
(Benefit from) provision for income taxes on discontinued operations and dispositions	(4,805)	16,876	(4,828)	22,184

Income (loss) from discontinued operations and dispositions, net of income taxes	8,618	(13,154)	6,900	2,065

Net income	$35,319	$13,391	$87,394	$95,425

Diluted earnings (loss) per share:
Continuing operations	$0.24	$0.22	$0.71	$0.79

Income (loss) from discontinued operations and dispositions, net of income taxes	0.08	(0.11)	0.06	0.02

Net income	$0.31	$0.11	$0.77	$0.81

Weighted average diluted shares of common stock outstanding	113,425	118,207	114,063	118,147

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

GAAP diluted EPS from continuing operations	$0.24	$0.22	$0.71	$0.79
Amortization of intangible assets, net of income taxes	0.12	0.09	0.32	0.25
Purchase accounting adjustments, net of income taxes	0.05	0.00	0.10	(0.20)
Acquisition-related costs, net of income taxes	0.01	0.00	0.04	0.02
Gain on sale of building, net of income taxes	-	-	-	(0.02)
Restructuring and lease charges, net of income taxes	-	-	0.02	0.06
Adjusted EPS	$0.41	$0.31	$1.18	$0.89

PerkinElmer, Inc. and Subsidiaries
REVENUE AND OPERATING INCOME (LOSS)

		Three Months Ended		Nine Months Ended
(In thousands)		October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010

Human Health	Revenue	$207,419	$194,510	$628,669	$580,568
	Purchase accounting adjustments	332	182	893	546
	Adjusted Revenue	207,751	194,692	629,562	581,114

	Operating income	26,672	24,980	74,994	72,606
	OP%	12.9%	12.8%	11.9%	12.5%
	Amortization of intangible assets	12,349	12,117	37,280	34,474
	Purchase accounting adjustments	597	175	2,278	623
	Acquisition-related costs	958	312	3,953	954
	Gain on sale of building	-	-	-	(3,356)
	Restructuring and lease charges, net	-	-	1,832	5,858
	Adjusted operating income	40,576	37,584	120,337	111,159
	Adjusted OP%	19.5%	19.3%	19.1%	19.1%

Environmental Health	Revenue	246,321	224,633	752,426	653,808
	Purchase accounting adjustments	9,587	-	15,404	-
	Adjusted Revenue	255,908	224,633	767,830	653,808

	Operating income	13,641	26,109	63,462	61,813
	OP%	5.5%	11.6%	8.4%	9.5%
	Amortization of intangible assets	7,927	3,575	18,680	10,412
	Purchase accounting adjustments	9,506	-	15,536	-
	Acquisition-related costs	107	(88)	1,108	1,036
	Restructuring and lease charges, net	-	-	1,508	3,975
	Adjusted operating income	31,181	29,596	100,294	77,236
	Adjusted OP%	12.2%	13.2%	13.1%	11.8%

Corporate	Adjusted operating income	(6,105)	(9,672)	(27,416)	(29,139)

Continuing Operations	Revenue	$453,740	$419,143	$1,381,095	$1,234,376
	Purchase accounting adjustments	9,919	182	16,297	546
	Adjusted Revenue	463,659	419,325	1,397,392	1,234,922

	Operating income	34,208	41,417	111,040	105,280
	OP%	7.5%	9.9%	8.0%	8.5%
	Amortization of intangible assets	20,276	15,692	55,960	44,886
	Purchase accounting adjustments	10,103	175	17,814	623
	Acquisition-related costs	1,065	224	5,061	1,990
	Gain on sale of building	-	-	-	(3,356)
	Restructuring and lease charges, net	-	-	3,340	9,833
	Adjusted operating income	$65,652	$57,508	$193,215	$159,256
	Adjusted OP%	14.2%	13.7%	13.8%	12.9%

REPORTED REVENUE AND REPORTED OPERATING INCOME (LOSS) PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Nine Months Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
(In thousands)

Operating activities:
Net income	$35,319	$13,391	$87,394	$95,425
Add: (income) loss from discontinued operations and dispositions, net of income taxes	(8,618)	13,154	(6,900)	(2,065)
Net income from continuing operations	26,701	26,545	80,494	93,360
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	1,467	2,753	9,427	10,352
Restructuring and lease charges, net	-	-	3,340	9,833
Amortization of deferred debt issuance costs	844	636	2,114	1,906
Depreciation and amortization	28,117	22,793	78,718	65,870
Gains on step acquisitions and dispositions, net	200	-	200	(28,942)
Amortization of acquired inventory revaluation	54	-	432	-
Changes in assets and liabilities which provided (used) cash, excluding effects from companies purchased and divested:
Accounts receivable, net	13,469	5,902	17,373	(902)
Inventories, net	(14,278)	(8,555)	(17,660)	(23,171)
Accounts payable	4,326	(6,805)	(15,512)	8,776
Accrued expenses and other	(11,625)	(36,368)	(7,469)	(16,143)
Net cash provided by operating activities of continuing operations	49,275	6,901	151,457	120,939
Net cash (used in) provided by operating activities of discontinued operations	(1,477)	8,371	(9,108)	14,392
Net cash provided by operating activities	47,798	15,272	142,349	135,331

Investing activities:
Capital expenditures	(9,009)	(9,050)	(24,979)	(22,882)
Proceeds from dispositions of property, plant and equipment, net	456	-	456	11,014
Changes in restricted cash balances	703	-	1,123	(1,200)
Payments for acquisitions and investments, net of cash and cash equivalents acquired	(918)	(22,260)	(311,269)	(148,988)
Net cash used in investing activities of continuing operations	(8,768)	(31,310)	(334,669)	(162,056)
Net cash provided by (used in) investing activities of discontinued operations	4,000	(2,407)	32,252	4,567
Net cash used in investing activities	(4,768)	(33,717)	(302,417)	(157,489)

Financing Activities:
Payments on debt	(249,000)	(46,346)	(496,000)	(157,846)
Proceeds from borrowings	86,000	90,000	580,000	261,000
Payments of debt issuance costs	(1,000)	-	(1,000)	(72)
Payments on other credit facilities	-	(37)	(2,303)	(111)
Payments for acquisition related contingent consideration	-	-	(137)	(136)
Tax benefit from exercise of common stock options	712	58	9,303	82
Proceeds from issuance of common stock under stock plans	118	2,124	23,670	15,171
Purchases of common stock	(7)	-	(110,004)	(995)
Dividends paid	(7,916)	(8,255)	(23,913)	(24,729)
Net cash (used in) provided by financing activities of continuing operations	(171,093)	37,544	(20,384)	92,364
Net cash used in financing activities of discontinued operations	-	-	(1,908)	(2,844)
Net cash (used in) provided by financing activities	(171,093)	37,544	(22,292)	89,520

Effect of exchange rate changes on cash and cash equivalents	(19,043)	16,225	10,376	3,919

Net (decrease) increase in cash and cash equivalents	(147,106)	35,324	(171,984)	71,281
Cash and cash equivalents at beginning of period	395,208	215,664	420,086	179,707
Cash and cash equivalents at end of period	$248,102	$250,988	$248,102	$250,988

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In thousands)	October 2, 2011	January 2, 2011

Current assets:
Cash and cash equivalents	$248,102	$420,086
Accounts receivable, net	359,672	356,763
Inventories, net	228,549	207,278
Other current assets	93,296	100,685
Current assets of discontinued operations	206	227
Total current assets	929,825	1,085,039

Property, plant and equipment, net:
At cost	441,726	416,835
Accumulated depreciation	(275,868)	(255,015)
Property, plant and equipment, net	165,858	161,820
Marketable securities and investments	1,023	1,350
Intangible assets, net	512,277	424,248
Goodwill	1,758,405	1,504,815
Other assets, net	34,550	32,101
Total assets	$3,401,938	$3,209,373

Current liabilities:
Short-term debt	$358,000	$2,255
Accounts payable	150,813	161,042
Accrued restructuring and integration costs	13,079	22,611
Accrued expenses	352,518	323,038
Current liabilities of discontinued operations	1,547	6,256
Total current liabilities	875,957	515,202

Long-term debt	150,000	424,000
Long-term liabilities	430,841	344,353
Total liabilities	1,456,798	1,283,555

Commitments and contingencies

Total stockholders' equity	1,945,140	1,925,818
Total liabilities and stockholders' equity	$3,401,938	$3,209,373

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except per share data)	PKI
	Three Months Ended
	October 2, 2011		October 3, 2010
Adjusted revenue:
Revenue	$453.7		$419.1
Purchase accounting adjustments	9.9		0.2
Adjusted revenue	$463.7		$419.3

Adjusted gross margin:
Gross margin	$199.5	43.0%	$185.8	44.3%
Amortization of intangible assets	13.9	3.0%	11.1	2.6%
Purchase accounting adjustments	10.0	2.2%	0.2	0.0%
Adjusted gross margin	$223.4	48.2%	$197.0	47.0%

Adjusted SG&A:
SG&A	$135.1	29.1%	$120.6	28.7%
Amortization of intangible assets	(6.3)	-1.3%	(4.2)	-1.0%
Purchase accounting adjustments	(0.1)	0.0%	0.0	0.0%
Acquisition-related costs	(1.1)	-0.2%	(0.2)	-0.1%
Adjusted SG&A	$127.7	27.5%	$116.1	27.7%

Adjusted R&D:
R&D	$30.2	6.5%	$23.8	5.7%
Amortization of intangible assets	(0.1)	0.0%	(0.4)	-0.1%
Adjusted R&D	$30.1	6.5%	$23.4	5.6%

Adjusted operating income:
Operating income	$34.2	7.4%	$41.4	9.9%
Amortization of intangible assets	20.3	4.4%	15.7	3.7%
Purchase accounting adjustments	10.1	2.2%	0.2	0.0%
Acquisition-related costs	1.1	0.2%	0.2	0.1%
Adjusted operating income	$65.7	14.2%	$57.5	13.7%

	PKI
	Three Months Ended
	October 2, 2011		October 3, 2010
Adjusted EPS:
EPS	$0.31		$0.11
Discontinued operations, net of income taxes	0.08		(0.11)
EPS from continuing operations	0.24		0.22
Amortization of intangible assets, net of income taxes	0.12		0.09
Purchase accounting adjustments, net of income taxes	0.05		0.00
Acquisition-related costs, net of income taxes	0.01		0.00
Adjusted EPS	$0.41		$0.31

	Human Health
	Three Months Ended
	October 2, 2011		October 3, 2010
Adjusted revenue:
Revenue	$207.4		$194.5
Purchase accounting adjustments	0.3		0.2
Adjusted revenue	$207.8		$194.7

Adjusted operating income:
Operating income	$26.7	12.8%	$25.0	12.8%
Amortization of intangible assets	12.3	5.9%	12.1	6.2%
Purchase accounting adjustments	0.6	0.3%	0.2	0.1%
Acquisition-related costs	1.0	0.5%	0.3	0.2%
Adjusted operating income	$40.6	19.5%	$37.6	19.3%

	Environmental Health
	Three Months Ended
	October 2, 2011		October 3, 2010
Adjusted revenue:
Revenue	$246.3		$224.6
Purchase accounting adjustments	9.6		-
Adjusted revenue	$255.9		$224.6

Adjusted operating income:
Operating income	$13.6	5.3%	$26.1	11.6%
Amortization of intangible assets	7.9	3.1%	3.6	1.6%
Purchase accounting adjustments	9.5	3.7%	-	0.0%
Acquisition-related costs	0.1	0.0%	(0.1)	0.0%
Adjusted operating income	$31.2	12.2%	$29.6	13.2%

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except per share data)	PKI
	Nine Months Ended
	October 2, 2011		October 3, 2010
Adjusted revenue:
Revenue	$1,381.1		$1,234.4
Purchase accounting adjustments	16.3		0.5
Adjusted revenue	$1,397.4		$1,234.9

Adjusted gross margin:
Gross margin	$608.8	43.6%	$550.3	44.6%
Amortization of intangible assets	38.7	2.8%	31.3	2.5%
Purchase accounting adjustments	16.7	1.2%	0.5	0.0%
Adjusted gross margin	$664.2	47.5%	$582.2	47.1%

Adjusted SG&A:
SG&A	$409.7	29.3%	$365.4	29.6%
Amortization of intangible assets	(16.6)	-1.2%	(12.4)	-1.0%
Purchase accounting adjustments	(1.1)	-0.1%	(0.1)	0.0%
Acquisition-related costs	(5.1)	-0.4%	(2.0)	-0.2%
Gain on sale of building	-	0.0%	3.4	0.3%
Adjusted SG&A	$386.9	27.7%	$354.3	28.7%

Adjusted R&D:
R&D	$84.7	6.1%	$69.8	5.7%
Amortization of intangible assets	(0.6)	0.0%	(1.2)	-0.1%
Adjusted R&D	$84.1	6.0%	$68.6	5.6%

Adjusted operating income:
Operating income	$111.0	7.9%	$105.3	8.5%
Amortization of intangible assets	56.0	4.0%	44.9	3.6%
Purchase accounting adjustments	17.8	1.3%	0.6	0.1%
Acquisition-related costs	5.1	0.4%	2.0	0.2%
Gain on sale of building	-	0.0%	(3.4)	-0.3%
Restructuring and lease charges, net	3.3	0.2%	9.8	0.8%
Adjusted operating income	$193.2	13.8%	$159.3	12.9%

	PKI
	Nine Months Ended
	October 2, 2011		October 3, 2010
Adjusted EPS:
EPS	$0.77		$0.81
Discontinued operations, net of income taxes	0.06		0.02
EPS from continuing operations	0.71		0.79
Amortization of intangible assets, net of income taxes	0.32		0.25
Purchase accounting adjustments, net of income taxes	0.10		(0.20)
Acquisition-related costs	0.04		0.02
Gain on sale of building, net of income taxes	-		(0.02)
Restructuring and lease charges, net of income taxes	0.02		0.06
Adjusted EPS	$1.18		$0.89

	PKI
			FY2011

Adjusted EPS:			Projected
EPS from continuing operations			$0.94 - $0.96
Amortization of intangible assets, net of income taxes			0.44
Purchase accounting adjustments, net of income taxes			0.17
Acquisition-related costs, net of income taxes			0.09
Restructuring and lease charges, net of income taxes			0.02
Adjusted EPS			$1.66 - $1.68

	Human Health
	Nine Months Ended
	October 2, 2011		October 3, 2010
Adjusted revenue:
Revenue	$628.7		$580.6
Purchase accounting adjustments	0.9		0.5
Adjusted revenue	$629.6		$581.1

Adjusted operating income:
Operating income	$75.0	11.9%	$72.6	12.5%
Amortization of intangible assets	37.3	5.9%	34.5	5.9%
Purchase accounting adjustments	2.3	0.4%	0.6	0.1%
Acquisition-related costs	4.0	0.6%	1.0	0.2%
Gain on sale of building	-	0.0%	(3.4)	-0.6%
Restructuring and lease charges, net	1.8	0.3%	5.9	1.0%
Adjusted operating income	$120.3	19.1%	$111.2	19.1%

	Environmental Health
	Nine Months Ended
	October 2, 2011		October 3, 2010
Adjusted revenue:
Revenue	$752.4		$653.8
Purchase accounting adjustments	15.4		-
Adjusted revenue	$767.8		$653.8

Adjusted operating income:
Operating income	$63.5	8.3%	$61.8	9.5%
Amortization of intangible assets	18.7	2.4%	10.4	1.6%
Purchase accounting adjustments	15.5	2.0%	-	0.0%
Acquisition-related costs	1.1	0.1%	1.0	0.2%
Restructuring and lease charges, net	1.5	0.2%	4.0	0.6%
Adjusted operating income	$100.3	13.1%	$77.2	11.8%

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

PKI
Q3 2011
Organic revenue growth:
Reported revenue growth	8%
Less: effect of foreign exchange rates	3%
Less: effect of acquisitions including purchase accounting adjustments	2%
Organic revenue growth	4%

Human Health
Q3 2011
Organic revenue growth:
Reported revenue growth	7%
Less: effect of foreign exchange rates	3%
Less: effect of acquisitions and purchase accounting adjustments	2%
Organic revenue growth	2%

Environmental Health
Q3 2011
Organic revenue growth:
Reported revenue growth	10%
Less: effect of foreign exchange rates	3%
Less: effect of acquisitions and purchase accounting adjustments	1%
Organic revenue growth	6%

Adjusted Revenue and Adjusted Revenue Growth

We use the term “adjusted revenue” to refer to GAAP revenue, including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted revenue growth” to refer to the measure of comparing current period adjusted revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate long-term performance trends and to assess our ability to invest in our business. Adjusted revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Organic Revenue and Organic Revenue Growth

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency translation and acquisitions, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate long-term performance trends and to assess our ability to invest in our business. Organic revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. We exclude the effect of foreign currency translation from these measures because foreign currency translation is subject to volatility and can obscure underlying trends. We exclude the effect of acquisitions because acquisition activity can vary dramatically between reporting periods and between us and our peers, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets, and inventory fair value adjustments related to business acquisitions, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in our business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. In addition, inventory fair value adjustments related to business acquisitions charges also do not represent what our management and what we believe our investors consider to be costs used in producing our products. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, acquisition related integration costs, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the gain on sale of building. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets and the gain on sale of building from these measures because intangibles amortization charges and the gain on sale of building do not represent what our management and what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure. We exclude acquisition related integration costs, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, because they only occur due to an acquisition and the potential subsequent repositioning of the business that could distort the performance measures of costs to support our internal operating structure.

Adjusted Research and Development (R&D) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level.

Adjusted Operating Income, Adjusted Operating Profit Percentage and Adjusted Operating Profit Margin

We use the term “adjusted operating income,” to refer to GAAP operating income, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, acquisition related integration costs, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, the gain on sale of building, and restructuring and lease charges, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. Adjusted operating income is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, and restructuring and lease charges from adjusted gross margin. We use the related term “adjusted operating profit percentage,” or “adjusted operating profit margin,” to refer to adjusted operating income as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating income also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating income to be costs of producing our products, investments in technology and production or costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We exclude restructuring and lease charges because they tend to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Adjusted Earnings Per Share

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, acquisition related integration costs, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, the gain on sale of building, restructuring and lease charges, acquisition financing costs, and the gain on the step acquisition, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. Adjusted earnings per share is calculated by subtracting the items above included in adjusted gross margin, adjusted R&D expense, adjusted SG&A expense, restructuring and lease charges, acquisition related financing costs and the gain on the step acquisition, and provision for taxes related to these items, from GAAP earnings per share. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, acquisition related integration costs, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, the gain on sale of building, restructuring and lease charges, acquisition related financing costs, and the gain on the step acquisition as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

The third quarter tax effect on adjusted EPS for discontinued operations was an expense of $0.04 in 2011 and a benefit of $0.14 in 2010, amortization of intangible assets was an expense of $0.06 in 2011 and an expense of $0.05 in 2010 and the estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination accounting rules was an expense of $0.03 in 2011 and an expense of $0.00 in 2010. The third quarter tax effect on adjusted EPS for each of the remaining items (inventory fair value adjustments related to business acquisitions, acquisition related integration costs, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and acquisition related financing costs) was $0.00 for both 2011 and 2010. The full year tax effect on adjusted EPS for discontinued operations was an expense of $0.04 in 2011 and a benefit of $0.19 in 2010, amortization of intangible assets was an expense of $0.17 in 2011 and an expense of $0.13 in 2010, other costs related to business acquisitions was an expense of $0.01 in 2011 and an expense of $0.00 in 2010, the gain on sale of building was a benefit of $0.01 in 2010, restructuring and lease charges was an expense of $0.01 in 2011 and an expense of $0.02 in 2010, the gain on the step acquisition was a benefit of $0.01 in 2010, and the estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination accounting rules was an expense of $0.06 in 2011 and an expense of $0.00 in 2010. The full year tax effect on adjusted EPS for each of the remaining items (inventory fair value adjustments related to business acquisitions, acquisition related integration costs, changes to the fair values assigned to contingent consideration, and acquisition related financing costs) was $0.00 for both 2011 and 2010. The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, the gain on sale of building, restructuring and lease charges, the gain on the step acquisition, and the estimated revenue from contracts acquired with various acquisitions is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision.

* * * *

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

About PerkinElmer

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The company reported revenue of approximately $1.7 billion in 2010, has about 6,200 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

CONTACT:
PerkinElmer, Inc.
Investor Relations:
David C. Francisco, 781-663-5677
dave.francisco@perkinelmer.com
or
Media Contact:
Stephanie R. Wasco, 781-663-5701
stephanie.wasco@perkinelmer.com